FOURTH AMENDMENT TO LOAN DOCUMENTS

   THIS FOURTH AMENDMENT TO LOAN DOCUMENTS (this "Amendment") is made as of this 18th day of October, 2000 by and among SWANK, INC., a corporation organized under the laws of the State of Delaware (the "Borrower"), the financial institutions which are now or which hereafter become a party hereto (collectively, the "Lenders" and individually a "Lender") and PNC BANK, NATIONAL ASSOCIATION, ("PNC"), as agent for Lenders (PNC, in such capacity, the "Agent"). a national banking association ("PNC"), as agent for the Lenders described below (PNC, in such capacity, the "Agent").

                           BACKGROUND

   A. The Borrower has executed and delivered to the Lender (or a predecessor which is now known by the Lender's name as set forth above), one or more promissory notes, letter agreements, loan agreements, security agreements, mortgages, pledge agreements, collateral assignments, and other agreements, instruments, certificates and documents, some or all of which are more fully described on attached Exhibit A, which is made a part of this Amendment (collectively as amended from time to time, the "Loan Documents") which evidence or secure some or all of the Borrower's obligations to the Lender for one or more loans or other extensions of credit (the "Obligations").

   B. The Borrower and the Lender desire to amend the Loan
Documents as provided for in this Amendment.

   NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

   1. Certain of the Loan Documents are amended as set forth in Exhibit A. Any and all references to any Loan Document in any other Loan Document shall be deemed to refer to such Loan Document as amended by this Amendment. This Amendment is deemed incorporated into each of the Loan Documents. Any initially capitalized terms used in this Amendment without definition shall have the meanings assigned to those terms in the Loan Documents. To the extent that any term or provision of this Amendment is or may be inconsistent with any term or provision in any Loan Document, the terms and provisions of this Amendment shall control.

   2. The Borrower hereby certifies that: (a) all of its representations and warranties in the Loan Documents, as amended by this Amendment, are, except as may otherwise be stated in this
Amendment: (i) true and correct in all material respects as of the date of this Amendment, and (ii) incorporated into this Amendment by reference, (b) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document which will not be cured by the execution and effectiveness of this Amendment, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained, and (d) this Amendment has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower confirms that the Obligations remain outstanding.

   3. The Borrower hereby confirms that any collateral for the Obligations, including liens, security interests, mortgages, and pledges granted by the Borrower or third parties (if applicable), shall continue unimpaired and in full force and effect, and shall cover and secure all of the Borrower's existing and future Obligations to the Lender, as modified by this Amendment.

   4. As a condition precedent to the effectiveness of this Amendment, the Borrower shall comply with the terms and conditions (if any) specified in Exhibit A.

   5. This Amendment may be signed in any number of counterpart copies and by the parties to this Amendment on separate counterparts, but all such copies shall constitute one and the
same instrument.   Delivery of an executed counterpart of a
signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Amendment by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

   6. This Amendment will be binding upon and inure to the benefit of the Borrower and the Lender and their respective heirs, executors, administrators, successors and assigns.

   7. This Amendment has been delivered to and accepted by the Lender and will be deemed to be made in the State where the Lender's office indicated in the Loan Documents is located. This Amendment will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where the Lender's office indicated in the Loan Documents is located, excluding its conflict of laws rules.

   8. Except as amended hereby, the terms and provisions of the Loan Documents remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any default or Event of Default under any Loan Document, or a waiver or release of any of the Lender's rights and remedies (all of which are hereby reserved). The Borrower expressly ratifies and confirms the confession of judgment (if applicable) and waiver of jury trial provisions contained in the Loan Documents.

   WITNESS the due execution of this Amendment as a document under seal as of this 18th day of October, 2000.


(SEAL)


ATTEST:                              SWANK, INC.

By:____________________________  By:___________________________
   JEROLD R. KASSNER                JOHN A. TULIN
   Secretary                        President


                                 PNC BANK, NATIONAL ASSOCIATION
                                 As Lender and as Agent
                                 By:____________________________
                                    ARTHUR LIPPENS
                                    Vice President




                          EXHIBIT A TO
               FOURTH AMENDMENT TO LOAN DOCUMENTS
                     DATED OCTOBER  18, 2000


A. The "Loan Documents" that are the subject of this Amendment include the following (as any of the foregoing have previously been amended, modified or otherwise supplemented):

   1. Revolving Credit and Security Agreement dated as of July
      27, 1998, as such has been amended and or supplemented from time to time, (the "Loan Agreement").

   2. Amendment to Revolving Credit and Security Agreement dated as of July 12, 1999.

   3. Second Amendment to Loan Documents dated effective as of October 29, 1999.

   4. Third Amendment to Revolving Credit and Security Agreement dated December 31, 1999.

   5. Revolving Credit Note dated as of July 27, 1998 in the principal sum of $3,000,000.00, and any renewal, extension, modification or amendment thereto or substitution therefor
      ("Revolving Credit Note").

   6. Pledge Agreement dated as of July 27, 1998.

   7. All other documents, instruments, agreements, and certificates executed and delivered in connection with the Loan Documents listed in this Section A.


B. The Loan Documents are amended as follows:

   The Loan Agreement, as previously amended, and all other references to the following contained in any of the other
   Loan Documents is hereby amended to provide:

   1. The definition of "Maximum Revolving Advance Amount" in
      Section 1.2 of the Loan Agreement is hereby amended to read, in its entirety, as follows:

      "Maximum Revolving Advance Amount" shall mean (a) THIRTY-THREE MILLION DOLLARS ($33,000,000.00) during the period commencing September 30, 2000 and ending on December 31, 2000, and (b) THIRTY MILLION DOLLARS ($30,000,000.00) at all other times subsequent to December 31, 2000."


   2. The definition of "Applicable Margin" in Section 1.2 of the Loan Agreement is hereby amended to read, in its entirety, as follows:

     "Applicable Margin" shall mean with respect to the unpaid balance of Revolving Advances, (a) during the period prior to receipt by Lender of Borrower's audited financial statements for the fiscal year ending December 31, 2000 pursuant to Section 9.7 of this Agreement (i) one and one-quarter percent (1.25%) for Domestic Rate Loans, and (ii) three percent (3%) for Eurodollar Rate Loans, and (b) thereafter, the applicable percentages set forth below:


        Fixed Charge            Applicable Margin for   Applicable Margin for
       Coverage Ratio            Domestic Rate Loans    Eurodollar Rate Loans

greater than or equal to 1.1:1.0       .25%                   2.0%

less than 1.1:1.0 but greater          .75%                  2.50%
than or equal to 0.5:1.0

less than 0.5:1.0 but greater          1.0%                  2.75%
than or equal to 0:1.0

less than 0:1.0                       1.25%                   3.0%


   The foregoing shall not be deemed to be a modification or waiver of Borrower's obligations under Section 6.5 of this Agreement.


   3. Amendment to Revolving Credit Note. The principal sum of the Revolving Credit Note shall be amended as follows: (a) THIRTY-THREE MILLION DOLLARS ($33,000,000.00) during the period commencing September 30, 2000 and ending on December 31, 2000, and (b) THIRTY MILLION DOLLARS ($30,000,000.00) at all other times subsequent to December 31, 2000.


C. Conditions to Effectiveness of Amendment: The effectiveness of the amendments set forth in this Amendment are subject to the prior satisfaction of the following conditions:

   1. Execution by Borrower and delivery to the Lender on or before October 15, 2000 of (a) this Amendment, (b) and such supporting authority documents as the Lender may require.

   2. Other than as previously disclosed to Lender, since September 30, 2000 there shall not have occurred any event, condition, or statement of facts which could reasonably be expected to have a material adverse effect.

   3. The payment by Borrower to Lender in immediately available funds of an amendment fee in the amount of Twenty-five thousand dollars ($25,000.00).